Exhibit 99.1

ABATIS SYSTEMS CORPORATION

KEY EMPLOYEE STOCK OPTION PLAN

1.	Purpose of the Plan

The purpose of the Abatis Systems Corporation Key Employee Stock Option Plan is to develop the interest of and provide an incentive to eligible employees and directors of Abatis Systems Corporation (the "Corporation") in the Corporation's growth and development by granting to eligible employees, directors and consultants from time to time options to purchase Common Shares of the Corporation, thereby advancing the interests of the Corporation and its shareholders.

2.	Definitions

In this Plan:

	(a)	"Board of Directors" means the Board of Directors of the Corporation;

	(b)	"Common Shares" means the common shares of the Corporation;

	(c)	“Committee” means:

(i) with respect to Participants, except Participant Directors, the Employee Compensation Committee of one or more members appointed by the Board of Directors to administer the Plan and the Board of Directors if no Employee Compensation Committee has been appointed; and

(ii) with respect to Participant Directors, the Board of Directors

	(c)	"Corporations Act" means the Canada Business Corporations Act, as amended, and the regulations promulgated thereunder.

	(d)	"Date of Grant" means, for any Option, the date specified by the Committee at the time it grants the Option, (provided, however, that such date shall not be prior to the date the Committee acts to grant the Option) or, if no such date is specified, the date upon which the Option was granted;

	(e)	"Director Participant" means a director of the Corporation who is not an employee of the Corporation;

	(f)	"Disability" means permanent and total disability as determined under procedures established by the Committee for the purposes of the Plan;

	(g)	"Exercise Date" means the date the Corporation receives from a Participant a completed Notice of Exercise form with payment for the Option Shares being purchased;

	(h)	"Exercise Period" means, with respect to any Option Shares, the period during which a Participant may purchase such Option Shares;

	(i)	"Option" means a non-assignable and non-transferable option to purchase Common Shares granted pursuant to the Plan;

	(j)	"Optionee" means a Participant who has been granted one or more Options;

	(k)	"Option Shares" means Common Shares which are subject to purchase upon the exercise of outstanding Options;

	(l)	"Participant" means a current or former full-time permanent employee of the Corporation or any of its subsidiaries or a director who is not an employee of the Corporation or a person or corporation or other entity providing consulting or similar services to the Corporation or any of its subsidiaries, or a permanent part-time employee who works a minimum of 22.5 hours per week;

	(m)	"Plan" means the Abatis Systems Corporation Key Employee Stock Option Plan as set out herein;

	(n)	"Plan Shares" means the Common Shares reserved from time to time by the Board of Directors for issuance pursuant to the exercise of Options;

	(o)	"Retirement" means retirement from active employment with the Corporation, a Subsidiary or an Other Related Company at or after age 65, or with the consent for purposes of the Plan of such officer of the Corporation as may be designated by the Committee, at or after such earlier age and upon the completion of such years of service as the Committee may specify; and

3.	Eligibility

All Participants shall be eligible to participate in the Plan. Eligibility to participate shall not confer upon any Participant any right to be granted Options pursuant to the Plan. The extent to which any Participant shall be entitled to be granted Options pursuant to the Plan shall be determined in the sole and absolute discretion of the Committee .

4.	Number of Option Shares Available for Grants

No Option may be granted by the Committee which would have the effect of causing the total number of all Option Shares subject to purchase under outstanding Options to exceed the number of Plan Shares.

Upon the expiration, surrender, cancellation or termination, in whole or in part, of an unexercised Option, the Option Shares subject to such Option shall be available for other Options to be granted from time to time.

5.	Granting of Options

The Committee may from time to time grant Options to Participants to purchase a specified number of Option Shares at a specified exercise price per share. The number of Option Shares to be granted, the Date of Grant, and such other terms and conditions of the Option shall be as determined by the Committee

The Committee shall grant Options to Participant Directors upon the occurrence of the events set forth in Schedule I to the Plan. For all such Options, the Date of Grant, exercise price and number of Option Shares shall, subject to the adjustment of the number of Option Shares pursuant to paragraph 19, be as set forth in Schedule I, and such other terms and conditions of the Option as determined by the Committee.

6.	Exercise Price

The exercise price per Common Share purchasable under an Option shall be determined by the board of directors but in any event shall not be lower than the Fair Market Value of a Common Share on the Date of Grant

7.	Exercise Period

Unless otherwise specified by the Committee at the time of granting an Option, and except as otherwise provided in the Plan, each Option shall be exercisable in the following installments:

Percentage of Total Numberof Option Shares Which May Be Purchased	Exercise Period

33%	From the second anniversary of the date of Grant to and including the seventh anniversary of the Date of Grant

33%	From the third anniversary of the date of Grant to and including the seventh anniversary of the Date of Grant

33%	From the fourth anniversary of the date of Grant to and including the seventh anniversary of the Date of Grant

Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable. The Committee shall have the right to accelerate the date upon which any installment of any Option is exercisable.

8.	Term of Options

Subject to accelerated termination as provided for in the Plan, each Option shall, unless otherwise specified by the Committee, expire on the seventh anniversary of the Date of Grant, provided, however, that no Option may be exercised after the tenth anniversary of the Date of Grant.

9.	Exercise of Options

An Optionee may at any time within the Exercise Period elect to purchase all or a portion of the Option Shares which such Optionee is then entitled to purchase by delivering to the Corporation a completed Notice of Exercise, specifying the Date of Grant of the Option being exercised, the exercise price of the Option and the number of Option Shares the Optionee desires to purchase. The Notice of Exercise shall be accompanied by payment in full of the purchase price for such Option Shares. Payment can be made by cash, certified cheque, bank draft, money order or the equivalent payable to the order of the Corporation or by such other means as may be specified by the Committee.

10.	Withholding of Tax

If the Corporation determines that under the requirements of applicable taxation laws it is obliged to withhold for remittance to a taxing authority any amount upon exercise of an Option, the Corporation may, prior to and as a condition of issuing the Option Shares, require the Optionee exercising the Option to pay to the Corporation, in addition to and in the same manner as the purchase price for the Option Shares, such amount as the Corporation is obliged to remit to such taxing authority in respect of the exercise of the Option. Any such additional payment shall, in any event, be due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Optionee for tax purposes.

11.	Share Certificates

Upon exercise of an Option and payment in full of the purchase price and any applicable tax withholdings, the Corporation shall cause to be issued and delivered to the Optionee within a reasonable period of time a certificate or certificates in the name of or as directed by the Optionee representing the number of Common Shares the Optionee has purchased.

12.	Termination of Employment or Services

Unless otherwise determined by the Committee, if an Optionee's employment or services terminate for any reason other than death, Disability or Retirement, any Option held by such Optionee shall thereupon terminate, except that each such Option, to the extent then exercisable, may be exercised for the lesser of 60 days or the balance of such Option's term.

Options shall not be affected by any change of employment within or among the Corporation, its Subsidiaries or an Other Related Company or, unless otherwise determined by the Committee, so long as the Participant continues to be an employee of the Corporation, a Subsidiary or an Other Related Company.

If the services of an Optionee who is a participant director of the Corporation terminates for any reason other than death, any option held by such Optionee shall continue to be exercisable by the Optionee in accordance with the terms of this Plan and shall expire on the stated term of such option.

13.	Termination by Reason of Disability or Retirement

If an Optionee's employment or services terminate by reason of Disability or Retirement, any Option held by such Optionee shall continue to be exercisable by the Optionee in accordance with the terms of this Plan and shall expire on the stated term of such option..

14.	Termination by Reason of Death

Unless otherwise determined by the Committee, if an Optionee dies, any Options held by such Optionee that are not exercisable shall become exercisable immediately upon the Optionee’s death (“Accelerated Vesting Date”). All Options held by the Optionee at the time of death shall continue to be exercisable for a period of one year following the Accelerated Vesting Date after which period all Options shall expire. For greater certainty any Options which would have expired during such one year period shall be extended to the end of the one year period.

15.	Transfer and Assignment

Options granted under the Plan are not assignable or transferable by the Optionee or subject to any other alienation, sale, pledge or encumbrance by such Optionee except by will or by the laws of descent and distribution. During the Optionee's lifetime Options shall be exercisable only by the Optionee. The obligations of each Optionee shall be binding on his heirs, executors and administrators.

16.	No Right to Employment

The granting of an Option to a Participant under the Plan does not confer upon the Participant any right to expectation of employment by, or to continue in the employment of, the Corporation, any Subsidiary or an

Other Related Company, or to be retained as a consultant by the Corporation, any Subsidiary or an Other Related Company.

17.	Rights as Shareholders

The Optionee shall not have any rights as a shareholder with respect to Option Shares until full payment has been made to the Corporation and a share certificate or share certificates have been duly issued.

18.	Administration of the Plan

The Plan shall be administered by the Committee which shall have the authority to:

(a) determine the individuals and entities (from among the class of individuals and entities eligible to receive Options) to whom Options may be granted;

(b) determine the number of Option Shares to be subject to each Option;

(c) determine the terms and conditions of any grant of Option, including but not limited to

(i) the time or times at which Options may be granted;

(ii) the exercise price at which Option Shares subject to each Option may be purchased;

(iii) the time or times when each Option shall become exercisable and the duration of the Exercise Period;

(iv) whether restrictions or limitations are to be imposed on Option Shares, and the nature of such restrictions or limitations, if any; and

(v) any acceleration of exercisability or waiver of termination regarding any Option, based on such factors as the Committee may determine;

(d) interpret the Plan and prescribe and rescind rules and regulations relating to the Plan.

The interpretation and construction by the Committee of any provisions of the Plan or of any Option granted under it shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it. The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation or any Subsidiary as the Committee shall determine.

19.	Recapitalization and Reorganization

The number of Option Shares subject to each outstanding Option and the purchase price for such Option Shares shall be appropriately adjusted for any subdivision, redivision, consolidation or any similar change affecting the Common Shares.

20.	Conditions of Exercise

The Plan and each Option shall be subject to the requirement that, if at any time the Committee determines that the listing, registration or qualification of the Common Shares subject to such Option upon any securities exchange or under any provincial, state or federal law, or the consent or approval of any governmental body, securities exchange, or the holders of the Common Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or the issue or purchase of Common Shares thereunder, no such Option may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been affected or obtained free of any conditions not acceptable to the Committee.

21.	Loans

The Committee may, in its discretion, but subject always to section 44 of the Corporations Act, grant loans, on such terms as are permitted by law and the Committee may determine, to Optionees to enable them to purchase Option Shares, provided that all Common Shares purchased with the proceeds of such loans shall be held by a trustee until the Corporation has been repaid in full.

22.	Notices

All written notices to be given by the Optionee to the Corporation shall be delivered personally or by registered mail, postage prepaid, addressed as follows:

Abatis Systems Corporation
Attention: Secretary
600 March Road
Kanata, Ontario
K2K 2E6

Any notice given by the Optionee pursuant to the terms of an Option shall not be effective until actually received by the Corporation at the above address.

23.	Corporate Action

Nothing contained in the Plan or in an Option shall be construed so as to prevent the Corporation from taking corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Option.

24.	Amendments

The Board of Directors shall have the right, in its sole discretion, to alter, amend, modify or terminate the Plan or any Option granted under the Plan at any time without notice. No such amendment, however, may, without the consent of the Optionee, alter or impair any rights or increase any obligations with respect to an Option previously granted under the Plan.

25.	Change in Control

In the event of a "Change in Control", as defined below, unless otherwise determined by the Committee or the Board of Directors prior to the occurrence of such Change in Control, any Options outstanding as of the date such Change in Control is determined to have occurred and not then exercisable shall become fully exercisable effective one day prior to the date of such Change of Control. In addition, the value of all outstanding Options shall, unless otherwise determined by the Committee or the Board of Directors at or after the Date of Grant, be cashed out on the basis of the "Change in Control Price", as defined below, as of the date such Change in Control is determined to have occurred or such other date as the Committee or the Board of Directors may determine prior to the Change in Control. Outstanding options as of the date of such Change of Control may be cashed out only if the Change in Control Price is higher than the Exercise Price of such o utstanding options. Further, the Committee or the Board of Directors shall have the right to provide for the conversion or exchange of any outstanding Options into or for options, rights or other securities in any entity participating in, or resulting from, the Change in Control.

For purposes of the Plan, a "Change in Control" means the happening of any of the following:

(a) When any "person", together with any "affiliate" or "associate" of such person, as such terms are defined by the Corporations Act (other than the Corporation, a Subsidiary or a Corporation employee benefit plan, including any trustee of such plan acting as trustee), or a group of persons acting jointly or in concert with one another, hereafter acquires the "beneficial ownership", as defined in the Corporations Act, of, or control or direction over, directly or indirectly, securities of the Corporation representing 50 percent or more of the combined voting power of the Corporation's then outstanding securities; or

(b)

The occurrence of a transaction requiring shareholder approval involving the acquisition of the Corporation by an entity other than the Corporation or a Subsidiary through purchase of assets, by amalgamation or otherwise.

For purposes of the Plan, "Change in Control Price" means the highest price per Common Share paid in any transaction paid or offered in any bona fide transaction related to a potential or actual change in control of the Corporation at any time during the preceding 60-day period as determined by the Committee or the Board of Directors.

26.	Termination of Plan

Except as otherwise provided herein, Options may be granted only within the ten year period from the date the Plan has been adopted by the Board of Directors. The termination of the Plan shall have no effect on outstanding Options, which shall continue in effects in accordance with their terms and conditions and the terms and conditions of the Plan, provided that no Option may be exercised after the tenth anniversary of its Date of Grant.

27.	Further Assurances

Each Participant shall, when requested to do so by the Corporation, sign and deliver all such documents relating to the granting or exercise of Options deemed necessary or desirable by the Corporation.

28.	Governing Law

The Plan is established under the laws of the Province of British Columbia, and the rights of all parties and the construction and effect of each provision of the Plan shall be according to the laws of the Province of British Columbia.

DATED this day of , 1998.

Abatis Systems Corporation

President

Secretary

SCHEDULE I

Reason for Grant	Date of Grant	Option Grant

Annual service on Board of	Date of each annual meeting of	5,000 Option Shares
Directors	shareholders at which the
Director Participant is elected to
the Board of Directors by the
shareholders

Annual service as member	Date of each annual meeting of	1,000 Option Shares
of a Standing Committee	shareholders following which
(other than as Chair)	the Director Participants is
appointed as a member of a
Standing Committee by the
Board of Directors

Annual service as Chair of	Date of each annual meeting of	2,000 Option Shares
a Standing Committee	Shareholders following which
the Director Participant is
appointed as Chair of a Standing
Committee by the Board of
Directors

Annual service as Vice Chair of	Date of each annual meeting of	2,000 Option Shares
the Corporation	Shareholders following which
the Director Participant is
appointed as Vice Chair of the
Corporation by the Board of
Directors

Notes:

1.	A Director Participant must be a member of the Board of Directors or a Standing Committee of the Board of Directors, as the case may be, as of the Date of Grant.
2.

The exercise price of Options granted to Director Participants shall be determined by the Board of Directors but, in any event shall not be lower than the fair market value of the Common Shares of the Corporation

3.

"Standing Committee" of the Board of Directors means a committee formed by the board to meet on a regular basis over an extended period of time, and which is declared by the Board of Directors to be a Standing Committee, and includes the Audit Committee and the Employee Compensation Committee.

ABATIS KEY EMPLOYEE STOCK OPTION PLAN AMENDMENT

         Pursuant to an Arrangement Agreement between Redback Networks Inc. and Abatis Systems Corporation, Redback has agreed to acquire all of the issued and outstanding shares of Abatis (the “Acquisition”). In addition, Redback has agreed to assume Abatis’ obligations under the Abatis Key Employee Stock Option Plan (the “Abatis Stock Option Plan”), as amended hereby. Under the Amended Abatis Stock Option Plan each Abatis option will be exchanged for an option (a “Replacement Option”) to purchase Redback Common Shares upon exercise of the Replacement Options.

1.	Amendment of Plan. The terms of the Abatis Stock Option Plan shall be amended as follows:

	(a)	Each and every reference to a Common Share or Options Share shall be deemed to be a reference to that fraction of a Redback Common Share or Replacement Option Share, respectively, determined by multiplying the number of Common Shares or Option Shares by the Exchange Ratio (.3903) and rounding down to the nearest whole number;

	(b)	Each and every reference to a dollar amount shall be deemed to be a reference to the United States Dollar Equivalent (immediately prior to the Effective Time of the Acquisition) of the quotient obtained when that dollar amount is divided by the Exchange Ratio, rounding up to the nearest whole cent. “United States Dollar Equivalent” means the product of (a) the dollar amount multiplied by (b) the noon spot exchange rate for the dollar amount currency expressed in United States dollars as reported by the Federal Reserve Bank of New York or, in the event that spot exchange rate is not available, any publicly disclosed and widely quoted exchange rate as quoted by an arm’s length third party;

	(c)	Section 7 of the Abatis Stock Option Plan shall be deleted in its entirety and replaced with the vesting and exercise provisions as follows:

(i) Subject to paragraphs (ii) and (iii) below, each Replacement Option will become exercisable as follows:

Except if fully or partially exercisable, the first 25% of the Replacement Options shall become exercisable when the Optionee has completed 12 months of continuous service with Abatis and/or Redback from the later of the date of grant of the Abatis Option and the date of commencement of such service, and an additional 1/48th of the Replacement Options shall become exercisable when the Optionee has completed each additional month of continuous service thereafter.

(ii) Each Replacement Option that is fully or partially exercisable as of the Effective Date of the Acquisition shall be immediately exercisable to the extent the Replacement Option is already exercisable. The remaining unexercisable Replacement Options shall become exercisable at the rate of 1/48th of the total Replacement Options granted, when the Optionee has completed each additional month of continuous service following the Effective Date, until fully exercisable.

(iii)	Each Replacement Option containing exercise terms different from those set out in Section 7 of the Abatis Stock Option Plan (before giving effect to this Agreement) shall become exercisable at the times and subject to the vesting and exercise conditions specified in such Abatis Option.

	(d)	Each and every reference to Abatis or the Corporation shall be deemed to be a reference to Redback;

	(e)	Section 22 (Notices) shall be deemed to be deleted in its entirety and replaced with the following:

“All written notices to be given by the Optionee to Abatis or to Redback shall be delivered personally or by registered mail, postage prepaid, addressed as follows:

Redback Networks Inc. 1195 Borregas Avenue Sunnyvale, CA 94089 Attention: General Counsel Facsimile: (408) 571-5195

Any notice given by the Optionee pursuant to the terms of an Option shall not be effective until actually received by Redback at the above address.”; and

	(f)	Schedule I and the second paragraph of Section 5 shall be deleted in their entirety

2.	Other Terms. Other than as provided herein, the terms and conditions of the Replacement Options shall be the same as the terms and conditions of the Abatis Options for which they are exchanged.